Exhibit 10.62(l)

Schedule to

Lease Agreement

Schedule Number

15878-11500-011

This Schedule (“Schedule”), dated as of, September 28, 2006 between Banc of America Leasing & Capital, LLC (“Lessor”) and Spansion LLC (“Lessee”) is executed pursuant to Lease Agreement Number 15878-11500 dated September 30, 2005 between Lessor and Lessee, incorporated in this Schedule by this reference (the “Lease Agreement”). Unless otherwise defined in this Schedule, capitalized terms used in this Schedule have the respective meanings assigned to such terms in the Lease Agreement. If any provision of this Schedule conflicts with any provision of the Lease Agreement, the provisions contained in this Schedule shall prevail. Lessee hereby authorizes Lessor to insert the serial numbers and other identification data of the Units, dates, and other omitted factual matters or descriptions in this Schedule.

1. Description of Units. The Units subject to this Schedule (“Units”), which have a cost to Lessor (“Lessor’s Cost”) in the aggregate of $9,300,000.00 inclusive of taxes, shipping, installation and other related expenses, if any (“Soft Costs”), are as follows:

Quantity	Description	Serial Number	Lessor’s Cost
			(Including Soft Costs)
	See attached Schedule A		9,300,000.00
		Equipment Total:

		Payment Total:	see below

2. Acceptance. Lessee acknowledges and represents that the Units (a) have been delivered to, received and inspected by Lessee, (b) to Lessee’s knowledge, are in good operating order, repair, condition and appearance, (c) are of the manufacture, design and capacity selected by Lessee and, to Lessee’s knowledge, are suitable for the purposes for which the Units are leased, and are acceptable and satisfactory to Lessee, (d) to Lessee’s knowledge, do not require any additions or modifications to make them suitable for use, other than ancillary modifications or additions normally made by lessees of similar assets, and are available for use and lease by Lessee and Lessor, and (e) have been irrevocably accepted as “Units” leased by Lessee under this Schedule as of the date written below (the “Acceptance Date”).

3. Term. The term of the Lease for the Units is for a “Base Term” of forty-eight (48) months, beginning on September 29, 2006 (the date that the Lessor’s Cost of the Units is paid by Lessor to Lessee) (the “Base Date”).

4. Rental. Base Rent shall be payable in advance in forty-eight (48) consecutive monthly installments as follows: one (1) payment of $195,951.00; followed by forty-seven (47) payments of $195,951.00 each, the first Base Rent installment being payable on the Base Date and the remaining Base Rent installments being payable on the same day of each succeeding month.

5. Stipulated Loss Value. After Lessor’s receipt of notice of the occurrence of any Total Loss of any Unit, Lessor shall calculate the Stipulated Loss Value for such Unit and give Lessee notice thereof. Such “Stipulated Loss Value”, as of any particular date, shall be the product obtained by multiplying the Lessor’s Cost for the Unit in question by the percentage, as set forth in the “Schedule of Stipulated Loss Values” attached as Annex II, specified opposite the rent installment number (or date) becoming due immediately after the date Lessee gives or is required to give Lessor notice requiring payment of the Stipulated Loss Value. If only a portion of the Units is affected by any event causing calculation of Stipulated Loss Value, and the cost of such portion cannot be readily determined from the Lessor’s Cost set forth above, then the Lessor’s Cost for such portion shall be as reasonably calculated by Lessor, which shall be binding upon Lessee absent manifest error.

6. Tax Matters. Lessee represents and warrants to Lessor as of the date hereof that to the best of its knowledge (a) the Units qualify under asset guideline class 36.1 and constitute “5-year property” within the meaning of Section 168 of the Code; and (b) the Lessor is the owner of the Units and is entitled to annual accelerated cost recovery deductions for each Unit as provided by Section 168(a) of the Code. Lessee hereby covenants that (a) Lessee, and all direct or indirect assignees and sublessees of Lessee, shall treat this Lease as a “true lease” for income tax purposes and will not claim any depreciation or other tax attributes associated with ownership of the Units; and (b) in any taxable year of Lessor, no deductions or losses arising from this Lease will arise from sources without the United States under Section 863 of the Code.

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7. Location of Units. Units will be located at:

Location	Address	City	County	State	ZIP
See attached Schedule A

8. Further Representations and Warranties. Lessee represents and warrants to Lessor as of the date hereof as follows:

(a) All representations and warranties of Lessee contained in Section 9 and Section 13(b) of the Lease Agreement are true and correct as of the date hereof and as of the Acceptance Date.

(b) There has been no material adverse change in the operations, business, properties or condition (financial or otherwise) (“Material Adverse Change”) of Lessee of the Guarantor since June 30, 2006. There is not pending against Lessee any litigation, proceeding, dispute or claim that is reasonably likely to result in a Material Adverse Change as to Lessee or that may adversely impair Lessee’s legal or other ability to enter into and perform its obligations under this Lease.

(c) The operation and maintenance of any Unit in the ordinary course by Lessee do not require the entry into any software or other intellectual property rights agreement with any licensor or other person, except for standard, generally commercially available, “off-the-shelf” third-party software or as disclosed to Lessor in writing prior to the Acceptance Date.

9. Miscellaneous.

(a) Extension; Purchase. (i) Provided no Event of Default has occurred and then remains uncured, and upon Lessee having provided Lessor with written notice not more than 360 days or less than 120 days prior to expiration of the Base Term, Lessee may irrevocably elect to purchase all of Lessor’s right, title and interest in and to all, but not less than all, of the Units under this Schedule for a purchase price equal to twenty percent (20%) of Lessor’s Cost for all Units, plus all Rent installments, late charges and other amounts then due and owing under this Lease; plus all applicable taxes, assessments and other charges due or payable in connection with the sale of the Units (collectively, the “Purchase Price”), payable in immediately available funds on the last day of the Base Term.

(ii) Any provision of the Lease Agreement to the contrary notwithstanding, if Lessee fails to provide timely written notice of its election to purchase the Units in accordance with clause (i) above, then the Lease Term as to all, but not less than all, of the Units under this Schedule shall be automatically extended for a period of twelve (12) months (the “Extended Term”) at a monthly Rent of 1.7364% of Lessor’s Cost for all Units, plus applicable taxes, payable by Lessee to Lessor on the first day of each month during the Extended Term.

(iii) Provided no Event of Default has occurred and then remains uncured, and upon Lessee having provided Lessor with written notice not more than 360 days or less than 120 days prior to expiration of the Extended Term, Lessee may irrevocably elect to purchase all, but not less than all, of the Units for: the then fair market value of the Units; plus all Rent installments, late charges and other amounts then due and owing under this Lease; plus all applicable taxes, assessments and other charges due or payable in connection with the sale of the Units (collectively, the “Extended Term Purchase Price”). Lessee shall pay Lessor the Extended Term Purchase Price on or before the expiration of the Extended Term in immediately available funds. If Lessee does not elect to exercise this option, then the Lessee must return the Units in accordance with the terms of the Lease.

Banc of America Leasing & Capital, LLC		Spansion LLC

By:	/s/ Cheryl A. Valcourt	By:	/s/ Dario Sacomani
Printed Name:	Cheryl A. Valcourt	Printed Name:	Dario Sacomani
Title:	Senior Vice President	Title:	Executive Vice President, Chief Financial Officer
Acceptance Date: 9/29/2006

Attachment:

Annex I:	Supplemental Return Conditions
Annex II:	Schedule of Stipulated Loss Values

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